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                                                                      EXHIBIT 21



                       SUBSIDIARIES OF ATRION CORPORATION
                             As of December 31, 1997


                                                   State of
                 Subsidiary                      Incorporation         Ownership
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
Atrion Medical Products                             Alabama              100%
Halkey-Roberts Corporation                          Florida              100%
QMI Medical, Inc.                                    Texas               100%
AlaTenn Pipeline Company                            Alabama              100%
Warrior Basin Leasing Company                       Alabama              100%
Atrion International, Inc.                        U.S. V. I.             100%
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





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